STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated as of May 27, 1998 (the "Agreement"), between United HealthCare Corporation, a Minnesota corporation ("Parent"), and Humana Inc., a Delaware corporation (the "Company").

         WHEREAS, Parent, UH-1 Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Newco"), and the Company are contemporaneously herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Newco with and into the Company (the "Merger");

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Newco have requested that the Company grant to Parent an option to purchase up to 33,000,000 shares of Common Stock, par value $.162/3 per share, of the Company (the "Common Stock"), upon the terms and subject to the conditions hereof; and

         WHEREAS, in order to induce Parent and Newco to enter into the Merger Agreement, the Company is willing to grant Parent the requested option and the Board of Directors of the Company has approved the granting of such option and authorized the Company to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. The Option; Exercise; Adjustments; Offset (a) On the terms and subject to the conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to 33,000,000 shares of Common Stock (the "Shares") at a cash purchase price per Share equal to the average closing price of Common Stock on the New York Stock Exchange Composite Tape for the five consecutive trading days after the Merger is publicly announced, which shall include the day the Merger is publicly announced if such announcement is made by noon on that day (the "Purchase Price"). The Option may be exercised by Parent, in whole or in part, at any time, or from time to time,
(i) following the time the Merger Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.2(ii) if prior to such termination an Acquisition Proposal (as defined in the Merger Agreement) shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; or (B) by the Company pursuant to Section 8.3(a) or by Parent pursuant to Section 8.4(a) or 8.4(c) or (ii) upon the Company's entering into an agreement, within 18 months of the termination of the Merger Agreement by either Parent or the Company pursuant to Section 8.2(i), concerning a transaction of a type that would






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constitute an Acquisition Proposal with any Person (or any of its affiliates)
that made an Acquisition Proposal prior to termination of the Merger Agreement (collectively, the "Exercise Events").

         (b) In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "Stock Exercise Notice") specifying a date for the closing of such purchase (subject to the HSR Act (as defined below) and obtaining other applicable regulatory approvals) not earlier than two business days following the date the Stock Exercise Price Notice is given and not later than 15 business days thereafter (or, if all applicable regulatory approvals and consents have not been obtained by such date, the second business day after all such approvals and consents have been obtained). Prior to the occurrence of an Exercise Event, Parent may, in the exercise of its sole discretion, unilaterally cancel the Option by giving written notice thereof to the Company. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, or other change in the corporate or capital structure of the Company, the number of Shares subject to this Option and the Purchase Price shall be appropriately adjusted to restore Parent to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Company entitled to vote generally for the election of the directors of the Company which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 33,000,000. In the event of a merger or other business combination with an unrelated third party involving the Company, this Option and the Purchase Price shall be appropriately adjusted so that, upon exercise of the Option, Parent shall be entitled to receive the same merger consideration that Parent would have received had it exercised its Option immediately prior to such merger or other business combination.

         (c) Parent will (i) offset against any Termination Fee or Alternative Termination Fee, as the case may be (in each case as defined in the Merger Agreement and each hereinafter referred to as the "Fee"), or portion thereof, that becomes due and payable to Parent an amount from the Offset Account (as defined below) equal to the Fee, or portion thereof, against which the offset is to be made (but only to the extent of the amount then in the Offset Account) and
(ii) with respect to a Fee, or portion thereof, that has already been paid to Parent prior to exercise of the Option and that has not been fully offset pursuant to clause (i) above, remit to the Company an amount from the Offset Account equal to the amount by which the Fee, or portion thereof, that has been paid has not been offset pursuant to clause (i) above (but only to the extent of the amount then in the Offset Account); it being understood and agreed that in no event shall the sum of the amounts to be offset or remitted hereunder be greater than the Fee. As used herein, the "Offset Account" shall equal (A) the aggregate Fair Market Value of the Shares with respect to which the Option has been exercised, minus the aggregate Purchase Price of such Shares, each as determined at the time of the exercise of the Option with respect to


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such Shares, minus (B) the sum of the amounts, if any, that have been offset or remitted pursuant to clauses (i) or (ii) above; it being understood that Parent shall not be obligated to escrow or otherwise set aside the amounts referred to above; and the term "Fair Market Value" shall mean, with respect to the Shares subject to the Stock Exercise Notice, the average closing price of Common Stock on the New York Stock Exchange Composite Tape for the five consecutive trading days immediately preceding the date on which the Option is exercised, in whole or in part, by Parent with respect to such Shares.

         2. Conditions to Delivery of Shares. The Company's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

         (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

         (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated; and

         (c) Any approval required to be obtained prior to the delivery of the Shares under any Health Benefit Law (as defined in the Merger Agreement) shall have been obtained and be in full force and effect.

         3. The Closing. (a) Any closing hereunder shall take place on the date specified by Parent in its Stock Exercise Notice at 9:00 A.M., local time, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or, if Shares are to be delivered and the conditions set forth in Section 2(a), (b) or
(c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date the Company shall deliver to Parent a certificate or certificates, representing the Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent shall purchase such Shares from the Company at the price per Share equal to the Purchase Price. Any payment made by Parent to the Company pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

         (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

         4. Representations and Warranties of the Company. The Company represents and warrants to Parent that (a) the Company is a corporation duly organized,


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validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and this Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Company has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option, and the Shares, when issued and delivered by the Company upon exercise of the Option and paid for by Parent as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise may be required by the HSR Act and applicable Health Benefit Laws, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of the Company's certificate or incorporation or by-laws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Company or any of its subsidiaries or any of their respective properties or assets is bound; (e) no restrictive provision of any "fair price," "moratorium," "control share acquisition," or other form of antitakeover statute or regulation, including without limitation, Section 203 of the Delaware General Corporation Law, or similar provision contained in the charter or by-laws of the Company, including without limitation, Article Eleventh of the Company's Restated Certificate of Incorporation, is or shall be applicable to the acquisition of Shares by Parent pursuant to this Agreement or the Merger; and (f) the Company has taken all corporate action necessary so that the rights issuable pursuant to the Rights Agreement (as defined in the Merger Agreement) will not separate from the Shares or otherwise became exercisable, as a result of entering into this Agreement, the Merger Agreement, the Voting Agreement (as defined in the Merger Agreement) or consummating the Merger and/or the other transactions contemplated hereby and thereby.

         5. Representations and Warranties of Parent. Parent represents and warrants to the Company that Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

         6. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE"), the Company shall file as soon as is practicable an application to list the Shares


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on the NYSE and shall use its best efforts to obtain approval of such listing and to effect all necessary filings required of the Company under the HSR Act and the applicable Health Benefit Laws, if any, of each state and foreign jurisdiction; provided, however, that if the Company is unable to effect such listing on the NYSE by the Closing Date, the Company shall nevertheless be obligated to deliver the Shares upon the Closing Date. The Company shall cooperate with Parent to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated.

         7. Registration Rights. (a) In the event that Parent shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to Parent, which opinion shall be reasonably satisfactory to the Company and its counsel, registration of such Shares under the Securities Act, the Company shall cooperate with Parent and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 60 days if the offering would, in the judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or material transaction involving the Company or interfere with any pending or proposed securities offering by the Company.

         (b) If the Shares are registered pursuant to the provisions of this
Section 7, the Company agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as Parent may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Shares meeting the requirements of such securities laws, and to furnish Parent such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Company shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, except that Parent shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the Shares sold by Parent. Company shall indemnify and hold harmless (i) Parent, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter (collectively, the "Underwriters") within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the


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"Exchange Act") ((i) and (ii) being referred to as "Indemnified Parties")
against any losses, claims, damages, liabilities or expenses to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Company by the Indemnified Parties expressly for use or incorporation by reference therein. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (c) Parent and the Underwriters shall indemnify and hold harmless the Company, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Company, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by Parent or the Underwriters, as applicable, specifically for use or incorporation by reference therein.

         8. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

         9. Specific Performance. The Company acknowledges that if the Company fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent for which money damages would not be an adequate remedy. In such event, the Company agrees that Parent shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Company hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The


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Company further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         10. Notice. All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) three business days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent, if sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation thereof, (iii) when served, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to the intended recipient at the address set forth in the preamble hereof. Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth:

        If to Parent:
        -------------

        United HealthCare Corporation
        9900 Bren Road East
        Minnetonka, MN 55343
        Attn: David J. Lubben, General Counsel and Secretary
        Telecopy:  (612) 936-0044

        With a copy to:
        ---------------

        Sullivan & Cromwell
        125 Broad Street
        New York, NY 10004
        Attn: James C. Morphy, Esq.
        Telecopy: (212) 558-3588

        If to the Company:
        ------------------

        Humana Inc.
        The Humana Building
        500 West Main Street
        P.O. Box 1438
        Louisville, KY 40201-1438
        Attn: Arthur P. Hipwell, Senior Vice President and General Counsel
        Telecopy:  (502) 580-3615

        With a copy to:
        ---------------

        Fried, Frank, Harris, Shriver & Jacobson


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        One New York Plaza
        New York, NY 10004
        Attn: Jeffrey Bagner, Esq.
        Telecopy: (212) 859-4000

         11. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company or Parent, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

         12. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

         13. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Parent may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Newco), but no such transfer shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations.

         14. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

         15. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

         17. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement); and (ii) one year after the date of the Exercise Event that caused the Option to become exercisable (the date referred to in clause (ii) being hereinafter referred to as the "Option Termination Date"); provided that, if the Option cannot be exercised or


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the Shares cannot be delivered to Parent upon such exercise because the conditions set forth in Section 2(a), (b) or (c) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed but not beyond the first anniversary of the Option Termination Date.

         All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

         18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, of the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         19. Public Announcement. Parent and the Company shall each consult with the other and use reasonable best efforts to agree upon the text of any press release, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies) with respect to the timing of such public announcements, prior to issuing any such press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any governmental authorities (including any national securities exchange) with respect thereto.




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         IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.


                                    HUMANA INC.


                                    /s/ David A. Jones
                                    --------------------------------------
                                    By:     David A. Jones
                                    Title:  Chairman of the Board


                                    UNITED HEALTHCARE CORPORATION


                                    /s/ William W. McGuire
                                    --------------------------------------
                                    By:     William W. McGuire
                                    Title:  President & CEO





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